FOR IMMEDIATE RELEASE		February 23, 2018
Media Contact: Analyst Contacts:	Alan Bunnell (602) 250-3376 Stefanie Layton (602) 250-4541 Chalese Haraldsen (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2017 FULL-YEAR AND FOURTH-QUARTER RESULTS

•	Full-year results benefit from strong operational performance and regulatory settlement

•	Annual customer growth increases 1.8 percent

•	Company updates 2018 guidance

PHOENIX - Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $488.5 million, or $4.35 per diluted share, for full-year 2017. This result compares with net income of $442.0 million, or $3.95 per share, in 2016.

“Led by strong operational performance and a regulatory settlement that allows us to continue investing in a smarter and cleaner energy infrastructure, 2017 proved to be another solid year for our company,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Our employees once again did an excellent job running and maintaining our generation fleet and electric grid, and ensuring that our 1.2 million customers received the reliable electrical service they have come to expect from us.”

Arizona Public Service Co.’s power reliability for the year remained among the strongest in the industry. The typical APS customer experienced less than one outage (0.75 power outages compared to a national industry median of 1.12 interruptions) over the course of the entire year - a new company record. This performance was especially impressive, Brandt said, considering the company also set an all-time peak demand record in June, breaking the prior record which had stood for 11 years.

The Company’s regulatory and rate settlement, which was approved by the Arizona Corporation Commission, continues Arizona’s solar leadership and brings substantial benefits to the state while offering customers more choice and control through new rate options.

Brandt cited several additional examples of the Company’s 2017 achievements:

•
For the sixth straight year, Pinnacle West increased its common dividend, raising it by 6.1 percent. In addition, Pinnacle West’s total return to shareholders was 12.7 percent, which compared favorably with a 10.6 percent return for the S&P 1500 Electric Utilities Index.

•	Palo Verde achieved its 26th consecutive year as the nation’s largest power producer - producing 32.3 million megawatt-hours of carbon-free electricity. The plant achieved a

93.8 percent capacity factor and completed both its spring and fall planned refueling outages in 30 days each - a first in plant history.

•	The Company maintained its top-decile safety performance as employees’ vigilant focus led to one of the safest years on record.

Looking to the near future, Brandt said the company will maximize its regulatory settlement to continue creating value for customers and shareholders alike. “One of our top priorities from the settlement is lowering customer bills following the federal corporate tax cuts,” he said. “If approved by the Commission, the $119 million tax decrease will offset the $95 million revenue increase that resulted from our rate review this past fall.”

Brandt said the company also will remain at the forefront of innovative and advanced grid technologies (including batteries, microgrids and electric vehicle charging stations) to help the Company better manage customer demand, while strengthening an already solid record of reliable service.

The 2017 full-year financial results comparison was positively impacted by the following major factors:

•	The Company’s regulatory settlement, which included APS’s first retail base rate increase in five years, increased results by $0.30 per share. The settlement became effective Aug. 19, 2017.

•	Higher transmission revenues improved earnings by $0.23 per share.

•
Retail electricity sales increased earnings $0.13 per share due in part to higher retail revenue from customer growth, which improved 1.8 percent compared to a year ago, as well as higher average effective prices due to customer usage patterns.

•	Higher recovery of lost revenue resulting from customer energy efficiency and distributed generation programs (also known as lost fixed cost recovery) contributed $0.08 per share compared to 2016.

•	The effects of weather variations improved the Company’s earnings by $0.03 per share.

•	The net effect of miscellaneous items increased results $0.03 per share.

The above positive factors were offset in part by the following factors:

•
Operating expenses, including higher depreciation and amortization and increased taxes other than income taxes, reduced results by $0.37 per share compared with the prior-year, primarily due to increased plant in service.

•
Higher operations and maintenance expenses reduced results by $0.03 per share. The increased costs were largely the result of increased employee benefit costs and higher corporate support expenses related to information technology and implementation of new customer systems. These costs were partially offset by lower Palo Verde operating costs, as well as a decrease in fossil generation costs.

For the quarter ended December 31, 2017, Pinnacle West reported lower consolidated net income attributable to common shareholders of $21.6 million, or $0.19 per diluted share. This result compares with net income of $53.2 million, or $0.47 per share, for the same period a year ago.

The 2017 fourth-quarter results comparison versus the same quarter in 2016 was positively impacted by the retail base rate increase, higher retail revenue, and an increase in transmission revenues. These factors were more than offset by higher operating expenses, the effects of weather and a higher effective tax rate.

Financial Outlook
For 2018, Pinnacle West estimates its consolidated earnings guidance will be in the range of $4.35 to $4.55 per diluted share, and expects to achieve a consolidated earned return on average common equity of more than 9.5 percent. The Company increased its earnings guidance expectations from a previously disclosed range of $4.25 to $4.45 per share.

Key factors and assumptions underlying the 2018 outlook can be found on the year-end and fourth-quarter 2017 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2017 year-end and fourth-quarter results, as well as recent developments, at 11 a.m. ET (9 a.m. AZ time) today, February 23. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, participants can dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, March 2, 2018, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering conference ID number 23277.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $17 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2017	2016	2017	2016

Operating Revenues	$ 759,659	$ 739,199	$ 3,565,296	$ 3,498,682

Operating Expenses
Fuel and purchased power	203,826	243,257	981,301	1,075,510
Operations and maintenance	266,149	208,277	924,443	911,319
Depreciation and amortization	146,840	122,852	534,118	485,829
Taxes other than income taxes	51,053	40,597	184,347	166,499
Other expenses	1,181	1,400	6,660	3,541
Total	669,049	616,383	2,630,869	2,642,698

Operating Income	90,610	122,816	934,427	855,984

Other Income (Deductions)
Allowance for equity funds used during construction	14,345	11,061	47,011	42,140
Other income	1,951	516	4,006	901
Other expense	(9,044)	(3,252)	(21,539)	(15,337)
Total	7,252	8,325	29,478	27,704

Interest Expense
Interest charges	57,319	50,834	219,796	205,720
Allowance for borrowed funds used during construction	(6,734)	(5,121)	(22,112)	(19,970)
Total	50,585	45,713	197,684	185,750

Income Before Income Taxes	47,277	85,428	766,221	697,938

Income Taxes	20,775	27,309	258,272	236,411

Net Income	26,502	58,119	507,949	461,527

Less: Net income attributable to noncontrolling interests	4,873	4,873	19,493	19,493

Net Income Attributable To Common Shareholders	$ 21,629	$ 53,246	$ 488,456	$ 442,034

Weighted-Average Common Shares Outstanding - Basic	111,943	111,545	111,839	111,409

Weighted-Average Common Shares Outstanding - Diluted	112,472	112,223	112,367	112,046

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.19	$ 0.48	$ 4.37	$ 3.97
Net income attributable to common shareholders - diluted	$ 0.19	$ 0.47	$ 4.35	$ 3.95